As filed with the Securities and Exchange Commission on January 3, 2008
Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ISCO INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	36-3688459
(State or other Jurisdiction of Incorporation)	(I.R.S employer Identification No.)

1001 Cambridge Drive
Elk Grove Village, Illinois 60007
 (Address of Principal Executive Offices)

ISCO International, Inc. 2003 Equity Incentive Plan, as amended
(Full Title of the Plan)

Mr. Ralph Pini Interim Chief Executive Officer ISCO International, Inc. 1001 Cambridge Drive Elk Grove Village, Illinois 60007 (847) 391-9400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
COPIES TO:
Barry M. Abelson, Esquire Pepper Hamilton LLP 3000 Two Logan Square Eighteenth and Arch Streets Philadelphia, Pennsylvania 19103-2799 (215) 981-4000	Michael P. Gallagher, Esquire Pepper Hamilton LLP 400 Berwyn Park 899 Cassatt Road Berwyn, Pennsylvania 19312-1183 (610) 640-7800

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered (3)	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	15,359,679	$ 0.195	$ 2,995,138	$ 92.00
____________
(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of ISCO International, Inc.’s common stock that become issuable by reason of any stock dividend, stock-split, recapitalization or other similar transaction effected with the receipt of consideration that increases the number of ISCO International Inc.’s outstanding shares of common stock.

(2)
The amount is based on the average of the high and low sales price per share of ISCO International Inc.’s common stock on the American Stock Exchange on December 31, 2007 and is used solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended.

(3)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

EXPLANATORY NOTE

The Registrant has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register up to an additional 15,359,679 shares of its common stock par value $0.001 (the “Common Stock”) for issuance under the ISCO International, Inc. 2003 Equity Incentive Plan, as amended (the “2003 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                      Plan Information.

The information required by Part I of Form S-8 is included in documents to be given to the recipients of the securities registered hereby in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended.  Such documents are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

This Registration Statement on Form S-8 registers additional securities of the same class as other securities for which a registration statement on Form S-8 relating to the Plan is effective. Accordingly, pursuant to General Instruction E of Form S-8, the registration statements on Form S-8 (File Nos. 333-136613 and 333-115967) filed August 14, 2006 and May 28, 2004, respectively, are hereby incorporated by reference.

Item 3.                      Incorporation of Certain Documents by Reference.

The following documents filed by us with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this prospectus on Form S-8:

1.	The Annual Report on Form 10-K for our fiscal year ended December 31, 2006, filed with the Commission on March 30, 2007.

2.	The Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the Commission on May 14, 2007.

3.	The Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the Commission on August 13, 2007.

4.	The Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed with the Commission on November 14, 2007.

5.	The Company’s Definitive Proxy Materials on Schedule 14A, filed with the Commission on December 11, 2007.

6.
The Company’s Current Reports on Form 8-K filed with the Commission on December 28, 2007, November 8, 2007, October 26, 2007, October 26, 2007, October 15, 2007, October 3, 2007, 2007, August 30, 2007, July 3, 2007, June 26, 2007, June 13, 2007, June 12, 2007, May 3, 2007, April 19, 2007, and March 29, 2007.

7.
The Company’s Registration Statement on Form 8-A filed on June 6, 2003 describing the terms, rights and provisions applicable to the common stock, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof, commencing on the respective dates on which such documents are filed.

Item 8.                      Exhibits.

The exhibits filed as part of this registration statement are as follows:

Exhibit	Description

4.1	ISCO International, Inc. 2003 Equity Incentive Plan, as amended(1)
5.1*	Opinion of Pepper Hamilton LLP regarding legality of securities being registered
23.1*	Consent of Grant Thornton LLP
23.2*	Consent of Pepper Hamilton LLP (included in our Opinion filed as Exhibit 5.1 hereto)
24.1*	Powers of Attorney (included on signature page)

(1)Incorporated by reference to the Appendix D to our Definitive Proxy Statement filed with the Commission on December 11, 2007.
*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, ISCO International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Elk Grove Village, state of Illinois on this  3rd day of January, 2008.

ISCO INTERNATIONAL, INC.

By:           /s/ Ralph Pini
Ralph Pini
Interim Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below in so signing also makes, constitutes and appoints Ralph Pini and Frank Cesario, as his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement and a related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and in each case to file the same, with all exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ralph Pini Ralph PiniChief Executive Officer	Interim Chief Executive Officer and Director (Principal Executive Officer)	January 03, 2008
/s/ Frank Cesario Frank Cesario	Chief Financial Officer	January 03, 2008
/s/ Amr Abdelmonem Amr Abdelmonem	Chief Technology Officer and Director	January 03, 2008
/s/ George M. Calhoun George M. Calhoun	Director	January 03, 2008
/s/ Michael J. Fenger Michael J. Fenger	Director	January 03, 2008
/s/ James Fuentes James Fuentes	Director	January 03, 2008
/s/ John Owings John Owings	Director	January 03, 2008
/s/ John Thode John Thode	Director	January 03, 2008
EXHIBIT INDEX

Exhibit	Description

5.1	Opinion of Pepper Hamilton LLP regarding legality of securities being registered
23.1	Consent of Grant Thornton LLP
23.2	Consent of Pepper Hamilton LLP (included in our Opinion filed as Exhibit 5.1 hereto)
24.1	Powers of Attorney (included on signature page)

EXHIBIT 5.1

[PEPPER HAMILTON LLP LETTERHEAD]

January 03, 2008

ISCO International, Inc.
1001 Cambridge Drive
Elk Grove Village, Illinois 60007

Re:           Registration Statement on Form S-8

Dear Sir/Madam:

We have acted as counsel to ISCO International, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), relating to the offer and sale of up to an additional 15,359,679 shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”), issuable by us pursuant to awards granted or available for grant under our 2003 Equity Incentive Plan (the “Plan”).

In rendering this opinion, we have examined the Registration Statement, including the exhibits thereto, the Certificate of Incorporation, as amended and By-Laws as currently in effect, the Plan and such other documents as we have deemed appropriate.  We have not performed any independent investigation other than the document examination described above.  In the foregoing examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

Based on the foregoing, we are of the opinion that the shares of Common Stock issuable pursuant to awards granted or available for grant under the Plan, including shares issued or issuable as a result of the merger (the “Merger”) between Clarity Communication Systems Inc. (“Clarity”) and ISCO Illinois, Inc., a newly-formed wholly-owned subsidiary of the Company, to former employees of Clarity who become employees of the Company, will be, when issued and paid for in accordance with the terms of the Plan, any underlying option award agreements or letters, and in accordance with the terms and conditions of the Agreement and Plan of Merger dated November 13, 2007 relating to the Merger, validly issued, fully paid and non-assessable.

The opinion set forth above is limited to the General Corporation Law of the State of Delaware, as amended.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules or regulations of the Commission thereunder.

The opinion expressed herein is solely for your benefit and may be relied upon only by you.

Very truly yours,

/s/ Pepper Hamilton LLP

PEPPER HAMILTON LLP

Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-8 of ISCO International, Inc. of our report dated March 30, 2007, relating to the consolidated balance sheets of ISCO International, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for the each of the three years ended December 31, 2006, which report appears in the Annual Report on Form 10-K of ISCO International, Inc. for the year ended December 31, 2006

/s/ Grant Thornton LLP
GRANT THORNTON LLP

Chicago, Illinois
January 3, 2008